Exhibit 99.2

Mine Safety Disclosure

Chevron is an operator of the following coal and molybdenum mines for which reporting requirements apply under Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act as a result of citations and orders received from the Mine Safety and Health Administration (MSHA) during the year ending December 31, 2010. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

The items in the table below refer to the applicable sections of the Federal Mine Safety and Health Administration Act of 1977 under which the citations and orders were received.

	Number of
	Violations				Number of	Total Dollar Value
	For Which		Number of	Number of	Imminent	of Proposed MSHA
	Significant and	Number of	Citations and	Flagrant	Danger	Assessments
	Substantial	Orders	Orders for	Violations	Orders	Received During
	Citations Were	Received	Unwarrantable	Received	Received	the Reporting
	Received Under	Under Sec.	Failure Under	Under Sec.	Under Sec.	Period
Mine	Sec. 104	104(b)	Sec. 104(d)	110(b)(2)	107(a)	(thousands)

Kemmerer Mine	11	—	—	—	—	$66
McKinley Mine	22	—	2	—	—	$28
North River Mine	68	—	7	—	—	$136
Questa Mine	16	—	—	—	—	$13

For the year ending December 31, 2010, there were no coal or other mines, of which Chevron is an operator, that received written notice from MSHA of (1) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Federal Mine Safety and Health Act of 1977 or (2) the potential to have such a pattern. In addition, there were no fatalities at Chevron’s mines during the year ending December 31, 2010.

As of December 31, 2010, the company had 47 pending legal actions before the Federal Mine Safety and Health Review Commission, representing contests of citations, orders, and proposed penalties.

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